Akeena Solar 888-253-3628 fax:408-395-7979 www.akeena.net

605 University Avenue Los Gatos, CA 95032 | 26 Commerce Rd., Suite F, Fairfield, NJ 07004

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Kirsten Chapman / Samantha Lee	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(415) 433-3777	(888) 253-3628
samantha@lhai-sf.com	bcinnamon@akeena.net

Akeena Solar Receives Approval for Quotation on the OTC BB

- Expects to Commence Trading on August 31st under the Ticker Symbol AKNS.OB -
- Reports Second Quarter 2006 Financial Results -
- Schedules Earnings Conference Call for September 7, 2006 -

LOS GATOS, CA, August 30, 2006 (Business Wire) – Akeena Solar, Inc. (OTC BB: AKNS), a leading designer and installer of solar power systems, today announced the company's shares are approved for quotation on the NASD's Over-the-Counter Bulletin Board (OTC BB). Akeena Solar's common stock will be quoted on the OTC BB under the ticker symbol AKNS.OB on August 31, 2006.

Barry Cinnamon, president and CEO of Akeena Solar, stated, ‘‘We believe producing clean electricity directly from the sun is the right thing to do for our environment and our economy. Now, as a public company, we are looking forward to the value we can create for our shareholders. Already in 2006, we demonstrated strong growth, with revenue for the first half of 2006 reaching $5.3 million, almost double the $2.6 million in revenue from the first half of 2005. This month, in conjunction with becoming a public company, we raised $2.5 million in gross proceeds, which we intend to use for research and development, as well as general working capital purposes.’’

‘‘Akeena Solar has built a stellar reputation serving the residential and small commercial markets based on our knowledgeable team, quality solar power system installations, and superior customer service. Our goal is to leverage Akeena Solar's existing infrastructure to broaden our presence in both existing and new territories. We believe we are well-positioned for growth as solar power interest is increasing rapidly. According to Solarbuzz, 2005 global solar market revenue was estimated at $10 billion and is expected to grow to $19 billion by 2010. Additionally, our target markets – residential and small commercial – are projected to comprise the largest segments of this growth in the U.S.’’

Financial Results for the Three and Six Months Ending June 30, 2006 (unaudited)

Net sales for the second quarter of 2006 were $2.8 million, an increase of 13 percent compared to net sales of $2.5 million in the first quarter of 2006, and an increase of 105 percent compared to $1.4 million in net sales in the same quarter last year. Gross profit for the second quarter was $715,000, or 25 percent of sales, compared to $568,000, or 23 percent of sales, last quarter, and $199,000, or 14 percent of sales, from the same quarter last year. The company reported a net loss of $248,000, or $0.03 per share, for the second quarter. This compares with a net income of $19,630, or $0.00 per share, in the first quarter 2006, and a net loss of $200,000, or $0.02 per share, in the second quarter 2005.

For the six months ended June 30, 2006, the company reported net sales of $5.3 million and gross profit of $1.3 million, or 24 percent of sales. This compares to net sales of $2.6 million and gross profit of $438,000, or 17 percent of sales, for the same period last year. The company reported a net loss of $228,000, or $0.03 per share, for the first half of 2006, compared to a net loss of $256,000, or $0.03 per share, in the first half of 2005.

Private Placement and Reverse Merger

On August 15, 2006, Akeena Solar completed a reverse merger transaction with Fairview Energy Corporation; the remaining public entity will be named Akeena Solar, Inc. In connection with the merger, the company also closed a $2.5 million private placement, which consisted of 2.5 million shares of its common stock at $1.00 per share. Westminster Securities Corp. was the placement agent for the offering.

Under the terms of the merger, 3,877,477 shares of Fairview Energy common stock were cancelled, leaving 3,656,488 shares of common stock outstanding before giving effect to the stock issuances in the merger and private placement. These 3,656,488 shares represent the only shares of Akeena Solar common stock that are currently eligible for resale into the market. Details of the transaction can be found in the company's Form 8-K filed on August 11, 2006 at www.sec.gov.

Conference Call Information

Akeena Solar will host an earnings conference call at 11 a.m. Pacific Time on Thursday, September 7, 2006 to discuss its second quarter 2006 earnings results. Barry Cinnamon, president and CEO, and Lad Wallace, CFO, will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the ‘‘Investor Relations’’ section of the company's website at www.akeena.net. If you do not have Internet access, please dial 1-800-798-2884 in the U.S. International callers should dial 1-617-614-6207. If you are unable to participate in the call at this time, the webcast will be archived on the company's website. In addition, a telephonic replay will be available for four business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 1-888-286-8010. International callers should dial 617-801-6888. The pass code is 97071476.

Any additional or updated material, non-public information that might be discussed during the call will be provided on the company's website at www.akeena.net shortly after the call and will be accessible for at least twelve months.

About Akeena Solar, Inc.

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net

Safe Harbor

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as ‘‘expects,’’ ‘‘plans’’ ‘‘will,’’ ‘‘may,’’ ‘‘anticipates,’’ believes,’’ ‘‘should,’’ ‘‘intends,’’ ‘‘estimates,’’ and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

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